FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)



                                                           SIX MONTHS ENDED
                                                                JUNE 30,
                                                       -------------------------
                                                         2000             1999
                                                       --------         --------
Income before income taxes                             $ 86,079         $172,429
Add fixed charges:
  Interest expense                                      393,561          270,336
  One-third rentals                                       3,501            2,468
                                                       --------         --------
    Total fixed charges                                 397,062          272,804
                                                       --------         --------
Income as adjusted                                     $483,141         $445,233
                                                       --------         --------
RATIO OF INCOME TO FIXED CHARGES                           1.22             1.63
                                                       ========         ========